UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2014

Eldorado Resorts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (775) 328-0100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                                 On September 29, 2014, Eldorado Resorts, Inc. (the “Company”) entered into employment agreements (the “Employment Agreements”) with each of the following executives (the “Executive”):  Gary Carano, Thomas Reeg, Robert Jones, Joe Billhimer and Anthony Carano.

The Employment Agreement between the Company and Gary Carano, the Company’s Chief Executive Officer, provides for a minimum annual base salary of $700,000, an annual incentive bonus opportunity with a target established at 80% of his base salary, and Mr. Carano will be considered for long-term incentive awards equal to 90% of his base salary.  The Employment Agreements between the Company and Thomas Reeg, the Company’s President; Joe Billhimer, the Company’s Chief Operating Officer; Robert Jones, the Company’s Chief Financial Officer; and Anthony Carano, the Company’s General Counsel, provide for a minimum annual base salary of $550,000, $525,000, $400,000 and $300,000, respectively, an annual incentive bonus opportunity with a target established at 50% of the applicable Executive’s base salary, and each of the applicable Executives will be considered for long-term incentive awards equal to 60% of the applicable Executive’s base salary.

Each Executive is entitled to three weeks paid vacation and reimbursement of certain expenses, including up to a maximum of $3,000 for an annual executive physical program and reasonable financial planning, estate planning and tax preparation fees up to an annual maximum of $10,000 for Gary Carano and up to an annual maximum of $6,750 for the other Executives.

Each Employment Agreement is for a term of three years, with automatic one year renewals unless a notice of non-renewal is provided by either party at least three months before the scheduled renewal date.  If a “change of control” (as defined in the applicable Employment Agreement) occurs during the term of an Employment Agreement, the term of such Employment Agreement will be extended to the second year following such change of control, subject to automatic renewal for subsequent periods.

In the event of a termination of Gary Carano’s employment without “cause” or if Mr. Carano terminates his employment for “good reason” (each as defined in Mr. Carano’s Employment Agreement), Mr. Carano would be entitled to receive (a) a lump-sum payment equal to 1.5 times the sum of his base salary and annual incentive award target, or 2.0 times such amount in the event of such a termination within two years following a change of control, (b) lump-sum payment of a prorated portion of his actual annual incentive award, if any, or a prorated portion of his annual incentive award target in the event of such a termination within two years following a change of control, (c) a lump-sum payment equal to 18 months of health benefits coverage, or 24 months if such a termination is within two years following a change of control, and (d) outplacement services for no more than 18 months and in an amount not to exceed $15,000, or for no more than 24 months and in an amount not to exceed $20,000 if such a termination is within two years following a change of control.

With respect to each of the other Executives, in the event that the Company terminates the Executive’s employment without “cause” or if any other Executive terminates his employment for “good reason” (each as defined in the applicable Employment Agreement), such Executive would be entitled to receive (i) a lump-sum payment equal to 1.0 times the sum of such Executive’s base salary and annual incentive award target, or 1.5 times such amount in the event of such a termination within two years following a change of control, (ii) lump-sum payment of a prorated portion of such Executive’s actual annual incentive award for the calendar year that includes the date of the termination, if any, or a prorated portion of such Executive’s annual incentive award target in the event of such a termination within two years following a change of control, (iii) a lump-sum payment equal to 12 months of health benefits coverage, or 18 months if such a termination is within two years following a change of control, and (iv) outplacement services and for no more than 12 months and in an amount not to exceed $10,000, or for no more than 18 months and in an amount not to exceed $15,000 if such a termination is within two years following a change of control.  In addition, Mr. Billhimer’s severance payments will be made consistent with his prior employment agreement, and he will be eligible to receive the change in control severance benefits described above if his employment is terminated by the Company without cause or if he terminates his employment for good reason, in either case, on or before September 29, 2015.

The foregoing description is not a complete description of the Employment Agreements and is qualified in its entirety by reference to the full text of each Employment Agreement, copies of which are attached hereto as Exhibits and incorporated by reference in this Item 5.02.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Executive Employment Agreement, executed as of September 29, 2014, by and between Eldorado Resorts, Inc. and Gary Carano

10.2	Executive Employment Agreement, executed as of September 29, 2014, by and between Eldorado Resorts, Inc. and Thomas Reeg

10.3	Executive Employment Agreement, executed as of September 29, 2014, by and between Eldorado Resorts, Inc. and Robert Jones

10.4	Executive Employment Agreement, executed as of September 29, 2014, by and between Eldorado Resorts, Inc. and Joseph Billhimer

10.5	Executive Employment Agreement, executed as of September 29, 2014, by and between Eldorado Resorts, Inc. and Anthony Carano

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELDORADO RESORTS, INC., a Nevada corporation

Date: October 2, 2014	By:	/s/ Gary L. Carano

		Name:	Gary L. Carano
		Title:	Chief Executive Officer